Exhibit 10.51

IBERIABANK CORPORATION

PERFORMANCE UNIT AGREEMENT

(Performance Cash)

This Performance Unit Agreement (“Agreement”) is entered into as of                 , 20     (the “Grant Date”), between IBERIABANK Corporation (“IBKC” or the “Company”) and                                           (the “Award Recipient”).

WHEREAS, under the                      Stock Incentive Plan (the “Plan”), the Compensation Committee of the IBKC Board of Directors (the “Committee”) may, among other things, award performance units representing shares of common stock of IBKC (the “Common Stock”) payable in cash that vest based upon the level of achievement of one or more performance measures and satisfaction of a service condition (the “Performance Units”) to key employees of IBKC or one of its subsidiaries (collectively, the “Company”).

NOW, THEREFORE, in consideration of the premises, it is agreed as follows:

1. Conditional Award of Performance Units

Upon the terms and conditions of the Plan and this Agreement, the Company hereby awards to the Award Recipient a total of                      Performance Units (the “Target Award”) that vest based upon satisfaction of the conditions set forth herein. Each Performance Unit represents the right to receive the value of one share of Common Stock, payable in cash, subject to the terms and conditions set forth in this Agreement and the Plan.

2. Award Restrictions and Vesting Conditions

2.1 The Performance Units shall vest and the restrictions herein shall lapse as follows:

(a) The Award Recipient shall be entitled to vest in the Performance Units based on the Company’s level of achievement of the performance measures set forth on Appendix A hereto.

(b) Following the end of the applicable fiscal year set forth in Appendix A, but prior to March 1st of the following fiscal year, the Committee shall evaluate the Company’s level of achievement of each of the performance measures referenced in Appendix A against the predetermined goals established for each measure. Based on that evaluation, the Committee shall determine the percentage of the Target Award that will be eligible to vest, which will be between 0% and 100% of the Target Award (such amount referred to herein as the “Actual Award”). The Award Recipient will be eligible to vest in 100% of the Actual Award as set forth in Section 2.1(c). The Performance Units representing the difference between the Target Award and the Actual Award shall be immediately forfeited.

(c) If the conditions set forth in Section 2.1(a) and (b) are satisfied, the Award Recipient will vest in the Actual Award in accordance with the following schedule, provided that on the applicable vesting date the Award Recipient remains in the Continued Services of the Company.

Vesting Date	Percentage of Actual Award Vesting
March 1st following 1st aniversary of Grant Date	33.3%
March 1st following 2nd aniversary of Grant Date	33.3%
March 1st following 3rd aniversary of Grant Date	33.4%

Provided, however, that on each vesting date if a fraction of a unit would vest, a whole unit shall vest in lieu thereof and on the last vesting date the number of Performance Units that vest will be the total number of Performance Units awarded less the total number of Performance Units previously vested.

2.2 Subject to Section 4.2, any Performance Units that do not vest in accordance with Section 2.1 shall be immediately forfeited.

3. Reinvestment of Dividend Equivalents

3.1 IBKC shall establish a Performance Unit Account with respect to each Award Recipient. Credits to the Performance Unit Account shall be made to reflect the grant of Performance Units.

3.2 From and after the Grant Date of a Performance Unit until the payout of the value of the Performance Units, the Award Recipient shall receive a Dividend Equivalent for each unvested Performance Unit.

3.3. Dividend Equivalents will be deemed to be reinvested in additional Performance Units that will vest or be forfeited on the same date as the underlying Performance Units. The number of Performance Units acquired with a Dividend Equivalent shall be determined by dividing the aggregate of Dividend Equivalents paid on the unvested Performance Units by the closing price of a share of Common Stock on the dividend payment date.

3.4 For purposes of this Agreement, “Dividend Equivalent” means, with respect to Performance Units credited to a particular Award Recipient, a dollar amount equal to the cash dividend that the Award Recipient would have been entitled to receive if the Award Recipient had been the owner, on the record date for a dividend paid on the Common Stock, of a number of shares of Common Stock equal to the number of Performance Units then properly credited to the Performance Unit Account of the Award Recipient.

4. Additional Restrictions on Performance Units

4.1 The Performance Units shall not entitle the Award Recipient to any incidents of ownership (including, without limitation, dividend and voting rights) in any Shares. Neither the Performance Units nor the right to receive reinvestment of Dividends Equivalents thereon or to enjoy any other rights or interests thereunder or hereunder may be sold, assigned, donated, transferred, exchanged, pledged, hypothecated, or otherwise encumbered prior to vesting, whether voluntarily or involuntarily.

4.2 (a) Unless otherwise determined by the Committee, the Award Recipient shall forfeit his or her unvested Performance Units upon the termination of his or her Continuous Service to the Company, for any reason, except as provided below in the case of death or Disability.

(b) If the Award Recipient’s Continuous Service to the Company terminates as a result of death or Disability (such termination date being the “Date of Termination”), then, (i) if such Date of Termination occurs prior to the Committee’s determination of the Actual Award in accordance with Section 2.1(b), then the Award Recipient shall not forfeit the Performance Award, and such award shall remain outstanding until the Committee determines the Actual Award, and (ii) on the later of the first vesting date for the Performance Units reflected in Section 2.1(c) or the Date of Termination, all restrictions on the Performance Units covered by the Actual Award shall lapse and such Performance Units shall vest.

4.3 In the event of a Change in Control of IBKC, all restrictions on any unvested Performance Units shall lapse as of the Change in Control. Payout of the vested Performance Units following the Change in Control shall be made to the Award Recipient no later than 30 days following the Change in Control. Notwithstanding the foregoing, if the Change in Control does not qualify as a “change in control event” under Section 409A of the Code, and any regulations or guidance promulgated thereunder, then payment shall be made at the time specified in Section 5.1.

5. Payout of Performance Units

5.1 Except as otherwise provided in Section 4.2, payout of the vested Performance Units shall be made no later than 30 days following the applicable vesting date, and the Award Recipient will receive a lump sum cash payment, less any applicable tax withholding, equal to the number of vested Performance Units, including any additional vested Performance Units earned as a result of the reinvestment of Dividend Equivalents as set forth in Section 3, multiplied by the Fair Market Value of a share of Common Stock on such vesting date.

6. Tax Matters

6.1 At the time that all or any portion of the Performance Units vest and payout of the Performance Units is made, the Award Recipient must deliver to IBKC the amount of income tax withholding required by law. IBKC shall have the right to withhold from any payments under the Plan, or to collect as a condition of payment, any taxes required by law to be withheld. By accepting this Award Agreement, the Award Recipient agrees that he or she is solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Sections 409A or 4999 of the Code) and that IBKC shall not have any obligation whatsoever to pay such taxes.

6.2 The Award Recipient understands that the Award Recipient (and not the Company) shall be responsible for the Award Recipient’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

6.3 It is intended that the payments and benefits provided under this Agreement will comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption therefrom. The Agreement shall be interpreted, construed, administered, and governed in a manner that effects such intent. No acceleration of the vesting and payout of any Performance Units shall be permitted unless permitted under Section 409A.

7. Additional Conditions

Anything in this Agreement to the contrary notwithstanding, if at any time IBKC further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any document) of the Shares of Common Stock underlying the Performance Units is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the payout of the Performance Units pursuant hereto, such payout shall not be made unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to IBKC.

8. No Contract of Employment Intended

Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of the Company or to interfere in any way with the right of the Company to terminate the Award Recipient’s employment relationship with the Company at any time.

9. Binding Effect

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and successors.

10. Inconsistent Provisions

The Performance Units covered hereby are subject to the provisions of the Plan. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control.

11. Treatment upon Death

The Award Recipient may elect to designate a beneficiary to receive the Performance Units that vest in the event of his or her death. In the absence of such a designation, upon the Award Recipient’s death, any such interest will be transferred as provided in the Award Recipient’s will or according to the applicable laws of descent and distribution.

12. Notices

Any notice or communication required or permitted by any provision of this Agreement to be given to the Award Recipient shall be in writing or by electronic means as set forth in Section 17 and, if in writing, shall be delivered personally or sent by certified mail, return receipt requested, addressed to the Award Recipient at the last address that the Company had for the Award Recipient on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed, or electronically delivered.

13. Modifications

This Agreement may be modified or amended at any time, provided that Award Recipient must consent in writing or by electronic means to any modification that adversely alters or impairs any rights or obligations under this Agreement.

14. Headings

Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

15. Severability

Every provision of this Agreement and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Agreement.

16. Governing Law

The laws of the State of Louisiana shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

17. Electronic Delivery; Acceptance of Agreement

17.1 IBKC may, in its sole discretion, deliver any documents related to the Award Recipient’s current or future participation in the Plan by electronic means or request the Award Recipient’s consent to participate in the Plan by electronic means. By accepting the terms of this Agreement, the Award Recipient hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by IBKC or a third party designated by IBKC.

17.2 The Award Recipient must expressly accept the terms and conditions of this Agreement by electronically accepting this Agreement in a timely manner. If the Award Recipient does not accept the terms of this Agreement, this Performance Unit award is subject to cancellation.

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By clicking the “Accept” button, the Award Recipient represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. The Award Recipient has reviewed the Plan and this Agreement in their entirety and fully understands all provisions of this Agreement. The Award Recipient agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

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